Agreement of Purchase and Sale

between

4300 East Fifth Avenue LLC,
an Ohio limited liability company;
4300 Venture 34910 LLC,
a Delaware limited liability company; and
4300 Venture 6729 LLC,
a Delaware limited liability company

as Sellers

and

DSW Inc.,
an Ohio corporation

as Buyer

Effective: October 11, 2012

AGREEMENT OF PURCHASE AND SALE

AGREEMENT OF PURCHASE AND SALE (this “Agreement”) entered into on October 31, 2012 and made effective October 11, 2012 (the “Effective Date”), by and between 4300 East Fifth Avenue LLC, an Ohio limited liability company; 4300 Venture 34910 LLC, a Delaware limited liability company; and 4300 Venture 6729 LLC, a Delaware limited liability company (individually, each as “Seller” and collectively “Sellers”), with offices at 4300 East Fifth Avenue, Columbus, Ohio 43219, and DSW Inc., an Ohio corporation (“Buyer”), with offices at 810 DSW Drive, Columbus, Ohio 43219.

R E C I T A L S

A.
Sellers own fee simple title to various portions of the real property comprising approximately 164.929 acres located to the immediate north of East Fifth Avenue in Columbus, Franklin County, Ohio and commonly known as the Columbus International Aircenter (the “Aircenter”), which is depicted on the site plan attached hereto as Exhibit “A” and made a part hereof (the “Site Plan”).

B.	The real property owned by each Seller is identified by its existing tax parcel number listed on Exhibit “B”, attached hereto and made a part hereof.

C.
Sellers desire to transfer those portions of the Aircenter depicted on the Site Plan comprising the approximate 24.915 acre area of the Aircenter, the approximate 41.338 acre area of the Aircenter and the approximate 10.657 acre area of the Aircenter highlighted on the Site Plan as Building 4, Building 6 and the Trailer Lot (each a “Property” and collectively the “Properties”) to a newly formed limited liability company with common ownership to Sellers (“SPE”), as more particularly detailed in Section 6 below;

D.	Buyer desires, upon all of the terms, covenants and conditions hereinafter set forth, to purchase all of the membership interest in the SPE from Sellers.

E.
This Agreement shall be construed as one agreement, between Buyer and each of the Sellers and, upon formation SPE, with respect to that portion of the Properties owned by each such Seller, individually. Any reference to “Tenants” or “Leases” refers to the Tenants or Leases of a particular Seller. Any reference to “Permitted Exceptions” (as hereinafter defined) refers to the Permitted Exceptions of a particular Property. Any reference to “Land” refers to the real property of a Property. Each Seller contracts only with respect to that portion of the Properties owned by such Seller. The term “Property” may sometimes refer to “Properties”.

F.
The date that a fully executed original of this Agreement is delivered to Buyer, signed by Sellers, Buyer and Escrow Agent and with all exhibits attached thereto, is referred to in this Agreement as the “Effective Date” and such date shall be the date of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and incorporating the foregoing Recitals herein in their entirety, each Seller and Buyer agree as follows:

1.Sale and Purchase of Property. Upon transfer of all of Seller’s right title and interest in the Properties to SPE, Seller will sell to Buyer and Buyer will purchase from Seller, upon the terms and conditions hereinafter set forth, all of Seller’s right, title and interest in and to the SPE. The term “Property” as used in this Agreement shall mean the following: (a) the Land; (b) all right, title and interest of each Seller in and to any buildings or other improvements situate on its Land (the “Improvements”), except as set forth in Article 19 below; (c) all right, title and interest of each Seller in and to all easements, rights of way, development rights, riparian rights, privileges, appurtenances and other rights pertaining to its Land and the Improvements; (d) all right, title and interest of each Seller, if any, in and to fixtures, machinery, equipment, articles of personal property and improvements in the nature of personal property attached or appurtenant to, or located on or used in connection with the use or operation of its Land or the Improvements (the “Personal Property”), except as set forth in Article 19 below; (e) each Seller’s interest as landlord under the leases, and any other agreements to occupy all or a portion of its Property, which are listed on Exhibits “C-1” through “C-3”, attached hereto (collectively, the “Leases”); (f) all right, title and interest of each Seller, if any, in and to any warranties, guarantees, service contracts and permits to which each Seller is a party or as to which it has the benefit, relating to its Property, to the extent assignable; and (g) an easement to maintain signage at the northeast corner of the intersection of Aircenter Drive and Stelzer Road to be transferred at Closing as set forth in Article 20 below. Seller is not transferring to the SPE any rights of ingress and egress to and from the Properties over and across any easement areas on the adjacent property of Seller or on the property of the Columbus Regional Airport Authority other than the one taxiway adjacent to the Trailer Lot.
2.    Purchase Price and Payment.
(a)    The aggregate purchase price for the membership interest in the SPE is the sum of Seventy-two Million Dollars ($72,000,000.00) (the “Purchase Price”).
(b)    The Purchase Price is payable in full at Closing, subject to such credits and adjustments as are herein provided, shall be payable by one or more wire transfers of good and immediately available federal funds to Sellers or as Sellers may direct. Sellers shall jointly instruct Buyer and Escrow Agent at least ten (10) days before Closing as to the allocation of the Purchase Price among themselves.
3.    Closing. The transfer of the Properties to the SPE will occur immediately prior to Closing as set forth in Section 6. The closing of the transfer of the membership interest in the SPE (the “Closing”) shall be consummated, if at all, pursuant to an escrow procedure reasonably acceptable to Seller and Buyer (using Hummel Title Agency as the escrow agent), on or before 5:00 p.m. Eastern time on or before the later of (a) fifteen (15) days after confirmation that all approvals have been obtained in order to subdivide the Properties into the tax parcels depicted on Exhibit “A” (See Section 6) and (b) thirty (30) days after the Due Diligence Date (such date of Closing or any other date of Closing on which Seller and Buyer mutually agree, hereinafter, the “Closing Date”), but in no event later than November 5, 2012.

4.    Title.

(a)    The Properties may be transferred to the SPE subject to the following matters (the “Permitted Exceptions”):
(i)    Zoning regulations and ordinances, building codes, environmental protection laws, regulations and ordinances and other applicable local, state, county or federal legal and governmental requirements;
(ii)    Easements, conditions, restrictions and other title matters which Buyer does not object to as a Title Defect in accordance with the provisions of Section 4(b) below;
(iii)    Any state of facts which a current accurate survey of the Property may show and to which Buyer does not object as a Title Defect in accordance with the provisions of Section 4(b) below;
(iv)    The Leases and the rights of the Tenants thereunder;
(v)    The lien of current real estate taxes, water and sewer charges or taxes, not yet due and payable, apportioned as provided for in this Agreement or which are required to be paid by a Tenant directly pursuant to its Lease (except as to Buyer) and are not delinquent; and
(vi)    Any Title Defect (defined below) resulting from the acts or omissions of Buyer, its agents, contractors and employees.
The provisions of this section which relate to the obligation of Buyer to accept ownership of the SPE are subject to the SPE holding fee simple title to the Properties, subject to the foregoing matters in Section 4(a) above. The foregoing matters shall survive Closing, whether or not such matters are specifically recited in the deed to the SPE.

(b)    (i)    Seller has, at Seller’s expense, obtained and caused to be delivered to Buyer or Buyer’s attorney from Hummel Title Agency, as agent for First American Title Insurance Company (the “Title Company”), an owner’s title commitment to insure title to the Property, together with copies of any documents constituting exceptions to title as listed in such title commitment (collectively, the “Title Report”). A copy of the Title Report has been delivered by the Title Company to Schottenstein Property Group, LLC, an Ohio limited liability company (“Seller’s Agent”). If the Title Report reveals a defect of title other than the Permitted Exceptions which Buyer deems objectionable (any of the foregoing, a “Title Defect”, and collectively, “Title Defects”), Buyer shall give written notice to Seller’s Agent or to Seller’s attorney of its specific objection to any such Title Defects (“Buyer’s Objection Notice”), within forty-five (45) days of the Effective Date (the “Title Review Period”).

The failure by Buyer to deliver to Seller’s Agent or Seller’s attorney the Buyer’s Objection Notice within the Title Review Period shall constitute a waiver by Buyer of any and all title matters of record shown on the Title Report; such title matters of record shall automatically then become Permitted Exceptions and Buyer shall purchase the Properties subject to such Permitted Exceptions; provided in no event shall liens for the payment of money (other than non-delinquent real estate taxes and assessments and liens created by Buyer) be deemed Permitted Exceptions.
The Title Company shall agree to provide a tax endorsement (CTA 05) to the title insurance policy to be issued at Closing, at Buyer’s option and expense.

(i)    Except as otherwise set forth herein, Seller may, but shall not be obligated to, cure at or prior to the Closing any Title Defect as to which Buyer timely objected to in Buyer’s Objection Notice. Seller’s Agent or Seller’s attorney shall advise Buyer as to whether Seller will cure all such Title Defects by giving Buyer written notice thereof (“Seller’s Notice”) within ten (10) days of receipt of Buyer’s Objection Notice, provided in any event Seller shall cure any lien for the payment of money (except for non-delinquent real estate taxes and assessments and liens created by Buyer). If Seller fails to deliver Seller’s Notice to Buyer within such ten (10) day period, Seller shall be deemed to have given notice that it elects not to cause any Title Defects to be cured, except liens for the payment of money which Seller shall have the obligation to cure or bond off, except for non-delinquent real estate taxes and assessments and liens created by Buyer. Notwithstanding the foregoing, Seller shall cure at or prior to Closing any lien which is the result of Seller’s voluntary actions (by way of example, but not by way of limitation, all mortgages placed on the Properties by Seller). Buyer may object to any Title Defects arising between the expiration of the Title Review Period and the Closing Date and any Title Defects arising between delivery of the Title Report and the expiration of the Title Review Period but not identified to Buyer (“Late Defects”), other than those arising from the acts or omissions of Buyer, its agents, contractors and employees. Seller shall not be obligated to cure any encumbrances not resulting from Seller’s acts or omissions which are the responsibility of a Tenant to cure under its Lease, or entered into with the express written consent of Buyer, but Seller shall advise Buyer in Seller's Notice or within ten (10) days of notice of same whether Seller desires to cure same or, failing to so respond, Sellers shall be deemed to have elected not to cure same.
(ii)    If (a) Seller in Seller’s Notice indicates that Seller is unwilling or unable to clear or cure at or prior to Closing any specified Title Defect (other than the Title Defects which Seller is expressly obligated to cure under subsection (i) or (ii)) or (b) if Seller is deemed to elect not to cure or (c) if Seller fails to provide notice that it will cure any Late Defects within ten (10) days of notice of same, then Buyer shall have the right to terminate this Agreement on notice to Seller given within three (3) Business Days after receipt of Seller’s Notice or Seller’s deemed election. If Buyer shall not elect to terminate this Agreement within three (3) Business Days after receipt of Seller’s Notice or Seller’s deemed election, then such Title Defects shall thereupon become Permitted Exceptions under this Agreement and at the Closing Buyer shall accept title subject to such Title Defect(s), without reduction of, or any credit or allowance against the Purchase Price and without any other liability on the part of Seller.
(c)    If, on the Closing Date, there are any Title Defects which Seller is obligated hereunder to pay and discharge, Seller may use any portion of the Purchase Price to satisfy the same, provided Seller shall simultaneously either deliver to Buyer or the Title Company at the Closing instruments in recordable form sufficient to satisfy such Title Defects of record together with the costs of recording or filing said instruments or, provided that Seller has made arrangements with the Title Company at or before the Closing and Buyer reasonably approves of same, Seller shall deposit with the Title Company sufficient monies or other items to insure the obtaining and recording of such satisfactions and/or the issuance of title insurance to Buyer either free of any such Title Defects, or with insurance against enforcement or collection of same out of the Property, in which case such Title Defects shall be omitted from the Title Report and policy. The existence of any such Title Defects shall not be deemed objections to title if Seller shall comply with the foregoing requirements, and Buyer has consented to same.
5.    Due Diligence Period.

(a)    Within five (5) Business Days after the Effective Date, Seller’s Agent shall provide to Buyer to review and/or copy at the Seller’s Agent’s office, copies of the following (the “Property Documents”):
(iii)    All leases, lease amendments and addenda affecting the Properties, a current rent roll or rolls therefore showing all delinquencies or arrearages and a payment history for the previous three years from each Tenant (except Buyer);
(iv)    All licenses, permits and warranties regarding the Properties, and all notices, extensions, correspondence or other documentation regarding the same;
(v)    To the extent not already listed herein and to the extent in Seller’s or Seller’s Agent’s possession, all agreements and any other documents concerning the Properties, including any construction contracts, property tax bills, management agreements and agreements for the provision of services or goods;
(vi)    To the extent in Seller’s or Seller’s Agent’s possession, all plans, surveys, drawings and specifications of the improvements, including without limitation of the buildings, utilities, underground facilities, roofs, bridges, tunnels on the Properties or connecting the Properties and the public facilities; and
(vii)    Any engineering and architectural studies in Seller’s or Seller’s Agent’s possession or control regarding the Properties; and
(viii)    Any environmental reports in Seller’s or Seller’s Agent’s possession or control regarding the Properties, and any summaries of same;

(ix)    Any notices from any governmental entity received by Seller or Seller’s Agent regarding the use, operation, construction, maintenance, or other concern of or with the Properties, or any of them; and
(x)    Three years of actual expenses for the Properties, showing all of Seller or Seller’s Agent’s costs of maintaining, operating, repairing, cleaning, replacing, insuring, landscaping, owning (provided mortgage payments may be omitted) the Properties, including tax and utility payments, and all income from or allocated to the Properties.
(xi)    A schedule of all security deposits in Seller’s possession for the Property.
Seller hereby represents to Buyer that the Property Documents are, to Seller’s knowledge but without additional inquiry, true, complete (in all material respects) and accurate copies of the documents in their possession and control. Any reliance on the substance of the materials beyond such representations is at the sole risk of Buyer.

(b)    Buyer shall until the later of forty-five (45) days from the Effective Date at 5:00 p.m. EDT (the “Due Diligence Period”) in which to review the Property Documents and inspect the Properties in order to ascertain whether the Properties are acceptable to Buyer. During the Due Diligence Period, Buyer, its agents, employees and authorized independent contractors, shall have the right, subject to the rights of the Tenants under the Leases, to inspect the Properties and make such surveys, assessments, and tests as Buyer may reasonably deem necessary. Seller shall reasonably cooperate with Buyer in connection with such assessments and investigations at no cost or expense to Seller. Notwithstanding the foregoing, Buyer shall not perform any intrusive tests or inspections which can damage any portion of the Properties without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned and delayed. In exercising its rights under this Article 5, Buyer shall not contact any Tenant without giving Seller advance notice thereof reasonably sufficient to allow Seller an opportunity to participate in such conversation or meeting, nor shall Buyer materially interfere in any way with any Tenant’s access, use or occupancy of the Properties, nor shall Buyer interfere otherwise with the normal operation, use, occupancy, management or maintenance of the Properties. Buyer shall hold harmless, indemnify and defend Seller from and against any and all claims, demands, actions, causes of action, proceedings, judgments, damages, losses, liabilities, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "Liabilities") arising from or relating to Buyer’s due diligence or to any entry onto the Properties (or actions thereon) during or after the Due Diligence Period by Buyer, its employees, agents, and contractors, including, without limitation, Liabilities relating to personal injury, property damage and mechanic's liens. The provisions of this section shall survive the Closing and the termination of this Agreement for any reason whatsoever. Buyer may, at any time, provide Seller written notice that Buyer has waived the right to terminate under this Article 5 and the date that Seller receives such notice shall be deemed the expiration of the Due Diligence Period.

(c)    If for any reason whatsoever, or no reason at all, Buyer determines during the Due Diligence Period in its sole and absolute discretion that Buyer does not wish to purchase the Properties, then Buyer shall have the right to terminate this Agreement as to all of the Properties by written notice to Seller given on or prior to the date of expiration of the Due Diligence Period, time being of the essence with respect to such notice. If Buyer shall timely give such termination notice, then Seller and Buyer shall be released from all further liability under this Agreement, except for those obligations which specifically survive pursuant to the terms of this Agreement.
(d)    If Buyer shall fail to give notice of termination to Seller pursuant to Section 5(c) prior to the expiration of the Due Diligence Period, then it shall be conclusively deemed that Buyer has waived its right to terminate this Agreement in accordance with this Article 5, Buyer shall be deemed to have waived as a condition to Closing all matters which were or could have been the subject of inspection or assessment during the Due Diligence Period (including, without limitation, any environmental matters), and on the Closing Date, Buyer shall purchase the Property in its "as-is" condition at the expiration of the Due Diligence Period (except as provided in Section 6 below) with all faults as of such date, subject to normal wear and tear between the end of the Due Diligence Period and the Closing Date. Buyer hereby acknowledges that except as otherwise expressly provided in this Agreement, Seller has not made and does not make any representations or warranties whatsoever, express and implied, concerning the Property and Buyer may only rely on the express representations and warranties of Seller set forth herein.
(e)    Buyer acknowledges that all information in respect of the Properties either furnished to Buyer or obtained by Buyer or its attorneys, partners, members, accountants, lenders or investors is obtained and has been so furnished on the condition that Buyer maintain the confidentiality thereof. Accordingly, Buyer shall hold in strict confidence and not disclose to any other party, subject to the remainder of this Section 5, without the prior written consent of Seller until the Closing shall have been consummated, any of the information in respect of the Properties (including, without limitation, the Property Documents) delivered by Seller to or obtained by or on behalf of Buyer or any of its agents, representatives or employees. Even after the Closing, neither Buyer nor Seller shall disclose the Purchase Price for the Properties subject to the remainder of this Section 5. In the event the Closing does not occur and this Agreement is terminated, Buyer shall promptly return to Seller all originals and any copies Buyer made of the Property Documents without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary herein set forth, either party may disclose any of the foregoing information (i) to its employees, officers and directors or members of professional firms serving it in connection with this transaction, and (ii) as any governmental agency may require in order to comply with applicable laws or regulations (including to the public if required by securities or related law or regulations), and (iii) as required in connection with any existing credit relationships or any proposed financing. The provisions of this section shall survive the Closing or termination of this Agreement.
(f)    Seller shall exercise commercially reasonable efforts to obtain and deliver to Buyer estoppel certificates from each Tenant under a Lease for any portion of the Property (except

Buyer) confirming (a) the Lease documentation; (b) that the Lease is in full force and effect; (c) that neither party is in default under the Lease and no condition has occurred that with notice or passage of time or both would become a default; and (d) the date to which Base Rent has been paid.
6.    Lot Split. Seller has, at its sole cost, prior to execution hereof, obtained lot split approval to subdivide that portion of the Properties which is part of a larger tax parcel. In connection therewith, Buyer and Seller acknowledge that Seller is required to separate the domestic water service for the Properties from the domestic water service benefitting any other property. Seller shall commence, at its sole cost, upon full execution hereof, and thereafter prosecute with due diligence, to separate the domestic water service (and to the extent required by any governmental authority for the subdivision of the Properties from Seller’s remaining property, any other utility) for the Properties from the domestic water service benefitting any other property (as depicted in Exhibit A) (the “Utility Separation Work”). Any Utility Separation Work on the Properties and any change from the configuration shown on Exhibit “A” required in order to obtain such lot splits shall be subject to Buyer’s written consent, which consent shall not be unreasonably withheld. All Utility Separation Work which has not been performed prior to Closing shall be performed by Seller after Closing and one hundred percent (100%) of the cost to complete such Utility Separation Work shall be escrowed at Closing. Seller shall exercise good faith efforts and shall work diligently to complete the Utility Separation Work within sixty (60) days after Closing.

Upon obtaining the lot split approval, Seller shall, at its sole cost, transfer fee title to the Properties into a newly formed, Ohio limited liability company special purpose entity (“SPE”) under the name “810 AC LLC”. In the event Seller elects an exemption from transfer taxes in connection with the transfer of the Properties to the SPE and a later third party claim is filed alleging that the transfer of the Properties to the SPE was not exempt, Seller shall indemnify Buyer and the SPE from such claim, including any transfer taxes assessed on the transfer to the SPE. Seller shall, at its cost, defend Buyer and Seller from such claim by legal counsel reasonably approved by Buyer. The documents for the creation of such entity shall be drafted by Seller and approved by Buyer prior to creation. The SPE shall be wholly controlled by Seller until Closing and the SPE shall be able to make the representations contained in Section 8(e) below. Seller shall be responsible for any and all transfer costs or expenses in connection with the transfer of the membership interests in the SPE to Buyer or its designee.

At Closing, the owner of SPE shall transfer one hundred percent of the ownership, membership and manager authority in SPE to Buyer and shall restate all of the representations contained in Section 8(e) hereof. The parties hereto and the owner of the SPE shall cooperate to make any filings necessary to complete this transfer with the state of Ohio, the United States of America or any department, division, agency or other subdivision of either.

7.    SALE MADE “AS-IS”.    IT IS UNDERSTOOD AND AGREED THAT EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY

WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, OPERATING HISTORY OR PROJECTIONS, VALUATION OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO BUYER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTIES. BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTIES “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTIES OR RELATING THERETO MADE OR FURNISHED TO BUYER BY ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTIES, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTIES AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTIES, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTATION PROVIDED IN CONNECTION WITH THIS AGREEMENT. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, MANAGERS, MEMBERS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT

HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, MANAGERS, MEMBERS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS.

8.    Representations, Warranties and Covenants.

(a)    Each Seller hereby represents and warrants to Buyer as follows as to itself and its Property:
(i)    Neither Seller, nor the party deemed to be transferor by the Internal Revenue Code of 1986, as amended, is a “foreign person” within the meaning of the applicable provisions of the Internal Revenue Code of 1986, as amended.
(ii)    Seller is a duly organized and validly existing limited liability company in the state in which it was organized and is qualified to do business in the State of Ohio. Seller has duly authorized and has the full power and authority to conduct its business as presently conducted. Neither the entering into of this Agreement nor the consummation of the transactions contemplated hereby will constitute or result in a violation or breach by Seller of any of its operating agreements, as amended, or other governing documents, any judgment, writ, order, injunction or decree issued against it or imposed upon it, or any applicable law, order, rule or regulation of any governmental authority. No approval, consent, order or authorization of, or designation, registration or filing (other than for recording purposes) with any governmental authority is required in connection with the due and valid execution and delivery of this Agreement and compliance with the provisions hereof and the consummation of the transactions contemplated hereby.
(iii)    This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller. This Agreement constitutes a legal, valid, binding obligation of each Seller and is enforceable in accordance with its terms.
(iv)    Seller is the fee owner of the Property and the holder of landlord’s interest in the Leases and Seller has provided or will provide true, correct and complete copies of all Leases and payment histories for the past three years for all Tenants;
(v)    Seller has good and marketable title to the Properties;
(vi)    all utilities required for the current use of the Properties (including, water, electric, gas, fire suppression, sewer utility services and storm drainage facilities) are currently available at the Properties and in good working order; Seller has no knowledge of any facts relating to any utility arrangements or moratoriums which would adversely impact the Properties; and there are no obligations in connection with the Properties, or any so called “recapture agreement” involving refund for sewer extension, over sizing utility line, lighting or like expense or charge for work or services done upon or relating to the Properties or the facilities thereon which will bind Buyer from and after the Closing;
(vii)    with respect to improvements located on the Properties (including, without limitation, the buildings, parking areas, electrical, mechanical, plumbing, heating, air conditioning, ventilation, fire detection and sprinkler systems in the buildings, and the boilers, and the roofs and walls and foundations of the buildings): (1) except as may have been caused or permitted by Buyer (x) there are no structural defects or un-complied with orders or notices of civil authority concerning health, building or fire code violations, and (y) such improvements are in good maintenance, operating condition and repair (subject to routine maintenance and repair for similar assets of like age and construction) with no material deferred maintenance; and (2) to the extent that Seller has made any structural or non-structural alteration or modification to the improvements located on the Properties, all necessary building permits and variances were obtained for the same;
(viii)    The approximate locations of the utilities are as depicted on the Composite site plan last revised May 18, 2009 prepared by FM Global and provided to Buyer on July 3, 2012;
(ix)    Attached hereto as Exhibits “C-1” through “C-3” is a true, correct and complete listing of the Leases, including all amendments and modifications to the Leases and guarantees thereof. To Seller’s knowledge and belief, the Leases are in full force and effect and neither party is in default under any Lease and no condition has occurred that with notice or passage of time or both would become a default under any lease and no rent has been paid more than thirty (30) days in advance.
(x)    Seller has provided to Buyer a complete, true and correct copy of the Phase I report dated March 2000 and performed by Earth Tech, Inc. regarding the Property (the “Phase I”), the Phase I describes the environmental condition of the Property in March 2000 and to the best of Seller’s knowledge, Seller does not know of any Recognized Environmental Condition or other contamination at the Property that is not described in the Phase I and has not permitted or caused any contamination or other environmental liability at the Property that has not been remediated in compliance with all laws.
(xi)    There are no contracts or other agreements to which Seller is a party relating to the operation, management, maintenance and/or repair of the Properties which shall survive the Closing, except as set forth on Exhibit “J” attached hereto and made a part hereof.
(xii)    No unpaid-for improvements have been made, or materials, machinery or fuel delivered to or labor performed on the Properties by or on behalf of Seller which might form the basis of a mechanic’s lien against such Properties, nor has the Seller received a copy of an affidavit of mechanic’s lien which may be filed against the Properties. Seller shall pay, at or before Closing for all work previously performed on the Properties by or on behalf of Seller;

(xiii)    No notice of any violation of applicable laws with regard to the condition of the Properties, the improvements thereon, and the occupancy and use thereof have been received by Seller;
(xiv)    There are no pending or, to Seller’s knowledge, threatened condemnation or eminent domain proceedings relating to or affecting the Properties.
(xv)    Seller has not received written notice with respect to the Properties of violation of laws that remains uncured and has no knowledge of any condition at the Properties that constitutes a violation of law, code or regulation at the Properties. Seller hereby authorizes Buyer to make the necessary searches therefor and agrees to execute any further documents necessary to perform such search.
(xvi)    There are no legal actions, suits or similar proceedings pending and served, or to Seller’s knowledge threatened against the Seller or the Properties, of any material (i.e. in excess of Twenty-five Thousand Dollars ($25,000.000)) amount except as shown on Exhibit “D” all of which are actions concerning personal injury or property damage covered by existing insurance wherein the insurance company is defending with no reservation of rights. Seller shall remain responsible for all legal actions, suits, or similar proceedings of whatever size instigated against Seller prior to Closing.
(xvii)    No petition has been filed by or against Seller or to Seller’s knowledge has been threatened to be filed against it, under any chapter of the United States Bankruptcy Code or any state bankruptcy, insolvency or similar statute.
(xviii)    There are no employees employed by Seller or any property manager or otherwise at or in connection with its respective Property for or to which Buyer shall have any responsibilities or liabilities following the Closing, except as provided herein. There are no employment, union, collective bargaining, contracts or similar agreements in effect in connection with the Properties or the operation and/or maintenance thereof.
(xix)    Seller shall maintain property and liability insurance over the Properties until Closing.
(xx)    Neither Buyer nor any individual or entity having an interest in Buyer is a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such person or entity.
(xxi)    other than this Agreement, there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.
(b)    For purposes of this Agreement, “to Seller’s knowledge,” “to the knowledge of Seller” or “to the best of Seller’s knowledge” (or words of similar meaning) shall mean to the actual knowledge of Don Camerino, Seller’s property manager, and Tod Friedman, Seller’s general counsel, and William Kugel, Seller’s Vice President of Risk Management, after reviewing their files. Buyer acknowledges that the foregoing individuals are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Buyer. Buyer hereby waives any right to bring any action of any kind against such individuals, or against any member of Seller or any shareholder, officer, partner or director of such member of Seller, as applicable, related to or arising out of these representations and warranties.
(c)    The representations and warranties of Seller set forth in subsection (a) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as a condition of the Closing. Notwithstanding anything to the contrary in this Agreement, if Seller notifies Buyer that due to changes in circumstances following the Effective Date (and not resulting from Seller’s acts or omissions), Seller is unable to remake as to a Property any representation and warranty in subsection (a) which it is required to remake at Closing, then Buyer’s sole remedy shall be to either (i) terminate this Agreement in which event, except as expressly provided herein, this Agreement and all of the respective rights and obligations of the parties hereunder shall be null and void, or (ii) to waive the same and complete Closing, without abatement of the Purchase Price.
(d)    Each Seller’s representations and warranties set forth in Article 8 are given only with respect to itself and its own Property and no Seller shall have any liability with respect to representations given by any other Seller. The representations and warranties contained in subsection (a) shall survive the Closing for a period of one (1) year. If the Closing shall occur, Buyer will not have any right to bring any action against Seller as a result of any material untruth or inaccuracy of such representations and warranties, unless (i) the breach in question results from or is based on a condition, state of facts or other matter which was not actually known to Buyer prior to Closing, (ii) Buyer shall give written notice to Seller within said one (1) year period of Buyer’s claim as to the material untruth or inaccuracy of such representation(s) or warranty(ies), (iii) the aggregate amount of all liability and losses arising out of any such material untruth or inaccuracy, exceeds Twenty-Five Thousand Dollars ($25,000.00), and (iv) Buyer shall file suit with respect to such claim no later than one (1) year after the date of Closing. In the event Buyer in such action receives an unappealable judgment or a judgment that is not timely appealed against Seller in excess of Twenty-five Thousand Dollars ($25,000.00) on account of any material untruth or inaccuracy of such representations and warranties, then subject to the provisions hereof, Seller shall be liable to Buyer for the entire amount of such judgment up to but not exceeding Five Million Dollars ($5,000,000.00). Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the Closing, Buyer has actual knowledge of any breach of a covenant of Seller herein, or Buyer obtains actual knowledge, from whatever source, as a result of Buyer’s due diligence or written disclosure by Seller or Seller’s agents and employees that contradicts any of Seller’s representations and warranties herein, and Buyer nevertheless consummates the transaction contemplated by this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the deed and other Closing documents delivered at the Closing.
(e)    Representations and Warranties Concerning SPE.
Each Seller represents and warrants to the Buyer that the statements contained in this Section (e) shall be true, correct and complete regarding SPE as of the Closing. Sellers shall execute, or cause the owner of SPE to execute, a certificate confirming the following are true at Closing:
(i)    Organization, Qualification and Corporate Power.
The SPE is a limited liability company duly organized and validly existing under the laws of the State of Ohio. The SPE is duly authorized to conduct its business and is in good standing and qualified under the laws of Ohio. The SPE has full limited liability company power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. The current holders of all manager and member positions shall be set forth in an incumbency certificate signed by all such members and managers. The Sellers have delivered to the Buyer correct and complete copies of the Articles of Organization of the SPE, as amended, and the SPE has no other governing by laws, operating agreements or other documents. The SPE is not in default under or in violation of any provision of its Articles of Organization or other constituent documents, as amended.
(ii)    Capitalization.
At the Closing, all of the members’ interest in SPE will be owned by Sellers and such interest shall be authorized, validly issued, fully paid, and nonassessable. There are and will be no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require SPE to issue, sell, or otherwise cause to become outstanding any membership or equity interest. There are no outstanding or authorized agreements or understandings with respect to the issuance, profit sharing, management or approval with respect to the SPE.
(iii)    Authorization of Transaction.
SPE has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the members and managers thereof will deliver a resolution confirming said power and authority. This Agreement constitutes the valid and legally binding obligation of SPE enforceable in accordance with its terms and conditions. SPE need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by SPE.
(iv)    Noncontravention.
The consummation of the transaction contemplated hereby will not (i) violate any applicable law, order of any court, or governing document of SPE or to which the SPE is subject; (ii) result in a breach of, constitute a default under or result in the acceleration of, or create in any person the right to accelerate, terminate, modify, or cancel or require any notice under any agreement, contract, lease, mortgage, license, instrument or other arrangement to which the SPE is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of a security interest upon any of its assets). No consent from any third party is required for the consummation of the transaction contemplated hereby.

(v)	Ownership of SPE.
Seller holds of record and owns beneficially 100% of the SPE free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, liens, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to nor subject to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any interest in SPE. Seller is not a party to nor subject to any voting trust, proxy, or other agreement or understanding with respect to the voting of any interest in SPE.
(vi)    Undisclosed Liabilities.
The SPE has no liabilities (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the SPE giving rise to any liability) that have not been previously identified herein or in the title commitment issued in connection herewith.
(vii)    No Activity.
SPE has engaged in no business activities, except ownership of the Property, and has entered into no agreement or understanding except as contemplated by this Agreement and disclosed and provided to Buyer.
(f)    Buyer hereby represents and warrants to Seller as follows:
(i)    Neither the entering into of this Agreement nor the consummation of the transactions contemplated hereby will constitute or result in a violation or breach by Buyer of any judgment, writ, order, injunction or decree issued against or imposed upon Buyer, or any applicable law, order, rule or regulation of any governmental authority. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and this Agreement constitutes a legal, valid and binding obligation of Buyer.
(ii)    Neither Buyer nor any individual or entity having an interest in Buyer is a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such person or entity.
9.    Operation of the Property Between Contract and Closing. From the date of this Agreement until the earlier of the Closing or termination of this Agreement:

(a)    Seller shall operate and maintain the Property in its current condition, reasonable wear and tear excepted, subject to the obligations of the Tenants under the Leases.
(b)    Seller shall maintain all insurance currently in force for the Property and any insurance required by any Lease.
(c)    Seller shall not enter into any easement or other encumbrance with respect to the title of the Properties, or make any material alterations to the Properties, without Buyer’s prior written consent in each instance, which shall not be unreasonably withheld.
(d)    Seller shall not enter into any new Lease or extend, renew, modify or terminate any existing Lease without Buyer’s prior written consent in each instance, which shall not be unreasonably withheld. Buyer shall review any new Lease or modification within five (5) business days of receipt of request therefore containing a copy of the new Lease or modification and the reasons therefor. Buyer shall approve or notify Seller that it does not approve, along with the reasons for such disapproval, in writing within five (5) business days. If Seller does not receive any notice from Buyer, then such Lease or modification shall be deemed approved and Seller shall provide a fully executed copy to Buyer prior to Closing.
10.    Closing Deliveries.

(a)    At the Closing, Seller shall deliver to Buyer the following:
(i)    An assignment and assumption of membership interest conveying one hundred percent (100%) of the membership interest in the SPE to Buyer, or its nominee, free and clear of all liens, claims and encumbrances, substantially in the form attached hereto as Exhibit “E”;
(ii)    An assignment and assumption of Leases and security deposits from Seller to Buyer, or its nominee, substantially in the form attached as Exhibit “F” hereto and made a part hereof;

(iii)    An affidavit by Seller stating that it (or the Transferor of the property as required by the Internal Revenue Code of 1986, as amended) is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder;
(iv)    Original executed counterparts of the Leases, or, if unavailable, photocopies thereof certified by Seller to the best of its knowledge as true, correct and complete photocopies thereof;
(v)    Form 1099 or a document enabling Buyer to provide information concerning the gross proceeds of sale of this transaction to the Internal Revenue Service;
(vi)    A tenant notice letter to each Tenant from Seller notifying the Tenants of the transfer of ownership to Buyer and the place to pay rentals;
(vii)    Documentation as reasonably required to establish the due authority of Seller to sell the Property and Seller’s delivery of the documents required to be delivered by Seller pursuant to this Agreement;
(viii)    A closing statement between Seller and Buyer, duly executed by Seller, setting forth the prorations and adjustments to the Purchase Price respecting the Property to be made pursuant to this Agreement;
(ix)    Such other documents as may be reasonably required by this Agreement or by the Title Company to effectuate the Closing in accordance with the terms and conditions of this Agreement, including any title affidavits that the Title Company shall reasonably require in order to insure title to the Property in Buyer or its nominee in the form required to be delivered by Seller under this Agreement;
(x)    A management agreement between Buyer and Seller providing for Seller to continue to operate, manage, repair, maintain and insure the common areas of the Properties as an integrated part of the Aircenter, pursuant to the provisions of Article 17 below;
(xi)    An amendment to the existing Declaration pursuant to the provisions of Article 19 below;
(xii)    A reaffirmation of Seller’s representations and warranties;
(xiii)     Such disclosures and reports as are required by applicable law in connection with the operation or transfer of the Properties;
(xiv)    The Signage Easement (see Section 20 below);
(xv)    Confirmation of the resignation of all persons then holding managing, officer, director, or other governing positions in the SPE; and

(xvi)    Cost Sharing Agreement substantially in the form attached hereto as Exhibit I.
(b)    At Closing, Buyer shall deliver to Seller the following:
(i)    The Purchase Price, adjusted for apportionments under Article 11 and any other adjustments required under the express provisions of this Agreement, and any other costs and expenses required to be paid by Buyer to Seller under this Agreement;
(ii)    The documents described in Section 10(a) (i), (ii), (viii), (ix), (x), (xi) and (xiv), duly executed and acknowledged by Buyer;
(iii)    Documentation as reasonably required to establish the due authority of Buyer in acquiring the Property and Buyer's delivery of the documents required to be delivered by Buyer pursuant to this Agreement; and
(iv)    Such other documents as may be reasonably required by this Agreement or by the Title Company to effectuate the Closing in accordance with the terms and conditions of this Agreement.
11.    Closing Apportionments and Expenses. All items of income and expense shall be adjusted and apportioned between the parties as of 12:01 a.m. on the Closing Date (so that Buyer will be debited all taxes and other expenses, and be credited with all rents, accruing as of the Closing Date) on the basis of the actual number of days elapsed over the applicable period, subject to and in accordance with the following terms and conditions:

(a)    Real estate taxes and/or other taxes and water and sewer rates, charges and rents (paid on the basis of frontage rather than meter) shall be prorated on the basis of the lien year for which assessed, as determined by the latest available billings. If the Closing shall occur before the tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the preceding year, plus any approved milages (whether or not certified) applied to the latest assessed valuation. Upon receipt of a final, unappealable determination of the real estate taxes for the year including closing, the parties shall re-prorate taxes. The apportionment shall be final unless a third party or Board of Revision action for reassessment for lien year 2012 (“Appeal”) is initiated on or before March 31, 2013. Buyer shall inform Seller of any Appeal in which case the taxes will be apportioned on or before the earlier of the 60th day after a final unappealed decision on the Appeal or the fifth anniversary of the Closing. Notwithstanding the foregoing, there shall be no adjustment of real estate taxes for and with respect to amounts payable by Tenants under the Leases directly to the applicable governmental authority.
(b)    Assessments which are a lien on the date hereof shall be paid in full by Seller whether or not they are payable in installments. Notwithstanding the foregoing, there shall be no adjustment of assessments for and with respect to amounts payable by Tenants under the Leases directly to the applicable governmental authority.

(c)    Water and sewer service, telephone, data lines and other utilities as measured by existing meters and submeters and which are not directly paid by the Tenants, apportioned on the basis of the last available reading taken (provided Seller shall request that utility providers take meter readings within three (3) days prior to the Closing Date). If any such charges are required to be paid by Tenants, such charges and rents shall not be apportioned and the lien, if any, of such charges and sewer service shall not be an objection to title provided the Tenant has been billed for and is not in default in the payment of same. Buyer and Seller acknowledge that electricity and gas are metered and submetered by Seller to the various Tenants and other tenants of Seller. As described below, these amounts shall be collected by Seller pursuant to the Management Agreement and allocated within the Aircenter as provided in the REA (each as described below).
(d)    Base or fixed rents due from Tenants under the Leases, real estate taxes (or escalations thereof) (not payable directly by Tenants to the taxing authority), insurance premiums and all other sums payable by the Tenants under the Leases to the landlord thereunder (collectively, “Receivables”) received prior to Closing shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows: (i) first, to payment of the current Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Buyer and Seller as of the Closing Date; (ii) second, to Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Buyer; (iii) third, to payment of Receivables first coming due after Closing but applicable to the period of time before Closing, which amount shall be delivered to Seller. Seller shall notify at closing of any Receivables which were due and payable as of Closing but not collected by Seller as of Closing and not associated with the lease between Buyer and Seller for the Property (collectively, “Delinquent Receivables”). Buyer shall make a good faith effort to collect Delinquent Receivables and forward all amounts collected to Seller. Seller may pursue the collection of any Delinquent Receivables if Buyer has not collected same commencing six (6) months after closing and for a period of six months thereafter, however, Seller shall have no right to cause or threaten any such tenant to be evicted or to exercise any other “landlord” remedy (as set forth in such Tenant’s Lease) against such tenant other than to sue for collection. Any sums received by Buyer to which Seller is entitled shall be held in trust for Seller on account of such amounts payable to Seller, and Buyer shall remit to Seller any such sums received by Buyer to which Seller is entitled within ten (10) Business Days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Any sums received by Seller to which Buyer is entitled shall be held in trust for Buyer and Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Buyer that portion of the moneys so received by Seller to which Buyer is entitled within ten (10) Business Days after receipt thereof.
Seller has not and will not make any representations or warranties whatsoever to Buyer as to any future rent roll as to any Property, nor does Seller represent or warrant that at Closing any or all Tenants will be current in the payment of rent or otherwise in compliance with their leases, and Buyer’s obligations to close the acquisition of any Property pursuant to this Agreement shall not be conditioned upon any such matters, provided the foregoing is not intended to diminish any of Buyer’s rights hereunder.

(e)    Notwithstanding anything to the contrary set forth in this Agreement, real estate taxes and insurance charges (and common area maintenance expenses, if any) reimbursable by Tenants (“Tenant Reimbursable Expenses”) shall be prorated at Closing in the manner set forth in this subsection (e). Seller shall be responsible for all Tenant Reimbursable Expenses apportionable to the period prior to the Closing Date, and Buyer shall be responsible for Tenant Reimbursable Expenses apportionable to the period from and after the Closing Date). At least five (5) business days prior to Closing, Seller will prepare a draft reconciliation as of the Closing Date of the amounts of all billings and charges for Tenant Reimbursable Expenses for the Property. If more amounts have been expended for Tenant Reimbursable Expenses applicable to those portions of the Properties which are leased on a triple net basis than have been collected from Tenants for Tenant Reimbursable Expenses who operate on such a basis, Buyer will pay such difference to Seller at Closing as an addition to the Purchase Price. If more amounts have been collected from Tenants for Tenant Reimbursable Expenses than have been expended for Tenant Reimbursable Expenses applicable to Tenants of space leased on a triple net basis, Seller will pay to Buyer at Closing as a credit against the Purchase Price such excess collected amount. In the event that any reconciliation is due any Tenant pursuant to an annual reconciliation clause in such Tenant’s lease, then Seller shall prepare, pursuant to the Management Agreement, such reconciliation and shall equitably adjust the charges therefore taking into account the closing adjustments for Tenant Reimbursable Expenses.
(f)    All unapplied security deposits under the Leases (if any), with interest if applicable, shall be credited against the Purchase Price. From and after the Closing Date, Buyer shall have sole liability and responsibility for such security deposits.
(g)    Seller shall pay all state and local transfer taxes and all recording costs for any deed of trust reconveyances, lien releases and lien terminations. Seller shall also pay the title insurance costs for an ALTA (standard coverage) owner’s title insurance policy in the amount of the Purchase Price. Buyer shall pay all additional title insurance costs for an ALTA (extended coverage) owner’s title insurance policy, and the costs incurred in connection with obtaining any title endorsements, including tax endorsements. Each party shall pay one-half (1/2) of any escrow fees charged by the Escrow Agent at Closing to handle the Closing in escrow. Each party shall pay its own attorney’s fees. Any other closing costs and expenses shall be borne and paid in accordance with standard custom for similar transactions in the municipality of the Property.
If any of the items described in this Article 11 cannot be apportioned at the Closing because of the unavailability of information as to the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable, but in no event shall any such apportionment or reapportionment occur later than eighteen (18) months after the Closing Date (except real estate taxes which are the subject of an active appeal), and the proper party shall be promptly reimbursed.

The obligations of the parties under this Article 11 shall survive the Closing for one (1) year (and with respect to real estate taxes the subject of an active appeal, until the earlier of sixty (60) days after a final unappealed decision or five (5) years after closing).

12.    Casualty.

(a)    If prior to Closing any Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Buyer written notice of Seller’s estimate (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.
(b)    In the event of any damage to or destruction of the Properties or any portion thereof prior to Closing which permits any Tenant of the Property to terminate its Lease, Buyer may terminate this Agreement by providing written notice to Seller within ten (10) days after receipt of the Casualty Notice. In the event Buyer does not elect to terminate, and in the event of any damage to or destruction of the Properties or any portion thereof prior to Closing which does not permit any Tenant of the Property to terminate its Lease, the parties shall proceed under this Agreement and close on the earlier of the date otherwise scheduled for Closing or fifteen (15) days after Buyer’s receipt of the Casualty Notice. At Closing, Seller shall assign to Buyer all of Seller’s rights in and to any resulting insurance proceeds due Seller as a result of such damage or destruction and shall pay over to Buyer all amounts theretofore received by Seller in connection with such casualty and the deductible associated with such insurance, in each case, net of Seller’s reasonable costs incurred in restoring the Properties, and Buyer shall assume full responsibility for all needed remaining repairs. Seller shall have no obligation to repair or restore the Properties.
(c)    The provisions of this Article 12 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of such Article.
13.    Condemnation. In the event Seller shall receive prior to the Closing a notice given by any public authority of a taking of all or any portion of the Properties for any public or quasi‑public use under any statute or by right of eminent domain or by private purchase in lieu thereof (any of the foregoing, a “Taking”), Seller shall promptly notify Buyer thereof in writing, containing all material terms of such Taking, including without limitation the amount and location of the land subject to the Taking, the proposed pricing, the timing and the public use. Buyer may, within ten (10) days of receipt of Seller’s notice of such Taking, terminate this Agreement. If Buyer does not elect to terminate this Agreement, this transaction will be consummated as described herein and any award or settlement payable with respect to such Taking will be paid or assigned to Buyer upon the Closing.

14.    Default.

(a)    Buyer's Default. In the event the Buyer fails or refuses to consummate the purchase of the Properties in accordance with the provisions of this Agreement for any reason constituting a default on the part of Buyer, then this Agreement may be terminated by Seller and (i) Buyer shall reimburse Seller for Sellers’ out-of-pocket costs and expenses in connection with this Agreement; and (ii) Buyer shall also remain liable for the performance of any indemnity given under the express provisions of this Agreement. Buyer shall not be deemed in default hereunder until and unless Seller has given written notice of Buyer’s failure to comply with the terms hereof and Buyer does not thereafter cure such failure within the later of five (5) Business Days after receipt of such notice or the Closing Date.
(b)    Seller's Default. In the event the Sellers fail to consummate the sale of the Properties in accordance with the provisions of this Agreement for any reason constituting a default on the part of Seller, then Buyer may, as its sole remedy (to the exclusion of all other remedies, both legal and equitable) elect to either (i) accept title to such Properties subject to the defaulted obligation of Seller, without any abatement or reduction in the Purchase Price, or (ii) terminate this Agreement and Seller shall pay to Buyer One Hundred Thousand Dollars ($100,000,00), or (iii) bring an action against Sellers for specific performance of this Agreement. Buyer and Seller agree that Buyer’s damages in the event of a Seller default hereunder are difficult to determine and that One Hundred Thousand Dollars ($100,000.00) is a reasonable estimate thereof. Sellers shall not be deemed in default hereunder until and unless Buyer has given written notice of Seller’s failure to comply with the terms hereof and Sellers do not thereafter cure such failure within the later of (i) five (5) Business Days after receipt of such notice; or (ii) the Closing Date.
15.    Broker. Seller and Buyer represent and warrant to the other that they have not dealt with any broker in this transaction. Each party represents to the other that there are no other parties entitled to a commission for compensation in connection with the subject transaction, and each party agrees to indemnify and hold the other harmless on account of any fee or commission claimed by any party caused by the actions or conduct of such party.

16.    Notices. All notices, requests and other communications under this Agreement shall be in writing and given by personal delivery with a written receipt obtained, or by certified or registered mail, return receipt requested, or by recognized overnight courier, such as Federal Express, Airborne or UPS Next Day Delivery (so long as delivery is made only upon a receipt to be signed by the addressee) or by facsimile provided such notice is also delivered by any other permitted method (with delivery being deemed given on the date the facsimile is transmitted if a written confirmation receipt of such transmission is obtained), addressed as follows:

If to Sellers:        Schottenstein Property Group
4300 East Fifth Avenue
Columbus, Ohio 43219
Attention:    Tod Friedman, Esq.,
Executive VP and General Counsel

Telephone: (614) 449-4329
Facsimile: (614) 443-0972

With a copy to:     Randall S. Arndt, Esq.
Ice Miller LLP
250 West Street
Columbus, Ohio 43215
Telephone: (614) 462-2235
Facsimile: (614) 224-3143

If to Buyer:         DSW Inc.
810 DSW Drive
Columbus, Ohio 43219
Attn: Michelle Krall, Esq.
Telephone: (614) 872-1473
Facsimile: (614) 872-1475

With a copy to:     Joanne I. Goldhand, Esq.
Ice Miller LLP
250 West Street
Columbus, Ohio 43215
Telephone: (614) 462-1107
Facsimile: (614) 224-3685

If to Title Company:    Hummel Title Agency
2154 East Main Street
Suite 301
Columbus, Ohio 43209
Attn: Murray Davis, Esq.
Telephone: 614-237-3525
Facsimile: 614-237-3389

or such other person or address which Seller or Buyer shall have given by notice as provided in this Article 16. Notices shall be deemed given upon delivery or, if delivery is refused, on the date delivery is first attempted. Notices shall be deemed given if given by the parties or their respective counsel set forth above. Notwithstanding the foregoing, agreement as to extensions of time may be made by email consent from the respective counsel.

17.    Management Agreement. The parties agree to enter into a management agreement at the Closing substantially in the form attached hereto, providing for Seller’s Agent to continue to operate, repair, maintain, replace (as necessary) and insure the common areas (the non-building portions of the Properties) of the 65.9 acre Property and the systems described on Exhibit “G” which systems are located on the Properties and impact the operation of other portions of the Aircenter, to collect and remit rentals from the Tenants (except Buyer) of the Property, and to budget for and reconcile budgets for the same. It is the intent of the parties that those portions of the Aircenter that Sellers and parties related to Sellers continue to own after the Closing shall be operated, repaired and maintained in a uniform, integrated manner with the 65.9 acre Property. During the Due Diligence Period, Buyer and Seller shall negotiate a management agreement (the “Management Agreement”) providing for such continued operation, repair, maintenance, and replacement of the common areas and collection of rents by Seller’s Agent for a term of three (3) years from and after the Closing Date, renewable upon the agreement of the parties, subject to the right of either party thereto to terminate the term thereof on sixty (60) days prior written notice to the other. The parties agree that all costs incurred in connection with the duties to be performed under the Management Agreement shall be billed to the parties based upon the total acreage of their respective properties which are subject to the Management Agreement, calculated at the cost of such services plus four percent (4%) of all rents collected. All costs shall be subject to audit by Buyer. The parties shall exercise good faith efforts to negotiate the provisions of the proposed Management Agreement prior to the expiration of the Due Diligence Period.

18.    Assignment. Buyer shall have the right to assign its rights and obligations under this Agreement with respect to the Properties to a limited liability company or other entity controlled by Buyer, by giving notice thereof to Seller at least five (5) Business Days prior to the Closing Date, together with delivery on or before the Closing Date of an assignment and assumption agreement pursuant to which the assignee shall assume all obligations of Buyer under this Agreement. Buyer shall not be released from any obligations under this Agreement upon such assignment. Except for the foregoing, Buyer shall not have the right to assign this Agreement and any such assignment shall be void.

19.    Reciprocal Easement Agreement. Buyer and Sellers agree that the Aircenter is presently encumbered by a Declaration of Restrictions and Easements, dated October 17, 1997 and recorded as Instrument 199710170122036, Recorder’s Office, Franklin County, Ohio (the “Declaration”) providing for utility easements, and common parking, access, ingress and egress as to the non-building areas of the Aircenter, as more fully described and provided for in the Declaration. Buyer and Sellers agree to execute and record an amendment to the Declaration (“REA”) in substantially the form attached hereto as Exhibit “H” to be entered into by the parties at Closing expanding on the terms and conditions of the Declaration so that the common areas of the Aircenter shall continue to be operated as an integrated property for purposes of access, ingress and egress, utilities, architectural harmony, signage and the existing overhead bridge as agreed below. The REA shall address ownership, maintenance and operation of the various portions of the utility systems located on the Properties which serve portions of the Aircenter besides the Properties as well as the fire suppression system serving the Properties and the remainder of the Aircenter. Seller is solely responsible for all costs associated with the Lot Split as described in Section 6 above. Therefore, Seller shall determine the utility and other work necessary for the Lot Split and notify Buyer thereof. The REA shall permit either party to remove the Bridge and otherwise further separate the utilities at such party’s cost and provided adequate service is maintained to all other portions of the Aircenter and upon approval of the other party thereto. The parties shall exercise good faith efforts to negotiate the provisions of the proposed REA prior to the expiration of the Due Diligence Period.

20.    Signage Easement. At Closing Seller shall quitclaim to Buyer all of Seller’s rights to use, operate and maintain the existing DSW signage at the intersection of Stelzer Road and Aircenter Drive (the “Signage Easement”). Seller may retain its right to its own identification on the existing signage. The Signage Easement shall run with title to the Properties for so long as Seller, its successors or assigns have such rights in such signage. Buyer shall be responsible for maintaining, repairing and replacing its signage pursuant to the Signage Easement and the landscaping of the Signage Easement area shall be maintained by Seller at the shared cost of Buyer and Seller in proportion to their agreed representation.

21.    No Recording by Buyer. Neither Buyer nor Seller shall record this Agreement, any memorandum of this Agreement, nor any instrument relating to this Agreement except as required by law in connection with a lis pendens in the event of default. Any such unpermitted recording shall, at the other party’s option, constitute a default by the recording party under this Agreement. In addition to other rights and remedies, upon any such recording, the non-defaulting party Seller shall have the right to cancel this Agreement.

22.    Miscellaneous.

(a)    This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.
(b)    This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Any action or proceeding instituted concerning this Agreement shall be brought in the state courts located in the county in Ohio where the Properties are located, and Seller and Buyer irrevocably submit themselves to the exclusive personal jurisdiction of such courts.
(c)    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective administrators, legal representatives, successors and permitted assigns.
(d)    The headings preceding the text of the paragraphs hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor affect its meaning, construction or effect.

(e)    This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.
(f)    The acceptance and recordation of the deeds by Buyer shall be deemed an acknowledgment by Buyer that Seller has fully complied with all of its obligations under this Agreement, that Seller is discharged therefrom and that Seller shall have no further obligation or liability with respect to any of the agreements made by Seller in this Agreement, except for those provisions which expressly survive the Closing.
(g)    The submission of this document for examination and negotiation does not constitute an offer to sell or an option to buy the Properties and this document shall become effective and binding only upon the execution and delivery by Seller and Buyer.
(h)    Seller and Buyer are business entities having substantial experience with the subject matter of this Agreement and have each fully participated in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.
(i)    If the expiration of any period or the occurrence of any date referred to in this Agreement would occur on a day which is other than a Business Day, then such period shall be deemed to be expired on and such date shall be postponed to the first Business Day occurring thereafter. The term “Business Day” shall mean a day of the week other than Saturday, Sunday or legal holidays on which banking institutions or state government offices in Ohio are authorized or required to close.
(j)    If any provision of this Agreement is held to be invalid or unenforceable as against any Person or under certain circumstances, the remainder of this Agreement and the applicability of such provision to other Persons or circumstances shall not be affected thereby. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
(k)    If Buyer is required by the Securities and Exchange Commission or any other governmental entity to restate or recast its earnings for periods prior to Closing due to the purchase of the SPE, Sellers and their parent entities and management affiliates shall cooperate by providing all financial information regarding valuations (for tax and accounting basis purposes), ownership, operation, maintenance, management, rentals, financing, depreciation, taxes, insurance, and any other information necessary promptly upon request for up to the past five (5) years. Seller acknowledges that Buyer may be required to restate or recast earnings (A) by quarter for the past two years on or before 40 days after the end of Buyer’s fiscal quarter containing the Closing; (B) by year for the years 2008-2012 by April 3 and in accordance with a planned mid-March earnings statement. The penalty for failure to timely file these restatements and/or recastings could be significant. Thus Seller covenants to work diligently with Buyer to provide any information requested by Buyer in as quickly as is reasonably practicable and with respect to the annual data on or before January 30, 2013, however given the size of the job, the timeline for performing same and the lack of payment, Seller hereby disclaims any warranty of accuracy in the information provided.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

DSW INC.,
an Ohio corporation

By:    /s/ William L. Jordan
William L. Jordan, Executive Vice President
& General Counsel

SELLER:

4300 EAST FIFTH AVENUE LLC,
an Ohio limited liability company

By: /s/ Benton E. Kraner
Benton E. Kraner, President

4300 VENTURE 34910 LLC,
a Delaware limited liability company

By: /s/ Benton E. Kraner
Benton E. Kraner, President

4300 VENTURE 6729 LLC,
a Delaware limited liability company

By: /s/ Benton E. Kraner
Benton E. Kraner, President

LIST OF EXHIBITS

A                Property Descriptions
B                Tax Parcel Numbers
C-1 through C3        Existing Leases for Each Property
D                Lawsuits against Seller or the Properties
E                Assignment of Membership Interest in SPE
F                Form Assignment and Assumption of Lease
G                Management Agreement
H                Amendment to the Declaration
I                Cost Sharing Agreement
J                Seller’s Surviving Properties-Related Agreements

Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. DSW agrees to furnish a supplemental copy of an omitted exhibit or schedule to the SEC upon request.